UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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ATLANTIC AMERICAN CORPORATION

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ATLANTIC AMERICAN CORPORATION

4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2005

Notice is hereby given that the Annual Meeting of Shareholders of Atlantic American Corporation (the “Company”) will be held at the principal executive offices of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia at 9:00 A.M., Eastern Time, on May 3, 2005, for the following purposes:

(1)	To elect eleven (11) directors of the Company for the ensuing year;

(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the 2005 fiscal year; and

(3)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 18, 2005, will be entitled to notice of, and to vote at, the meeting, or any adjournments or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. NO POSTAGE IS REQUIRED WHEN MAILED IN THE ENCLOSED ENVELOPE IN THE UNITED STATES.

By Order of the Board of Directors

Janie L. Ryan
Corporate Secretary

April 1, 2005
Atlanta, Georgia

ATLANTIC AMERICAN CORPORATION

4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3000

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2005

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic American Corporation (the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held at the time and place and for the purposes specified in the accompanying Notice of Annual Meeting of Shareholders and at any postponements or adjournments thereof. When the enclosed proxy is properly executed and returned, the shares which it represents will be voted at the Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented thereby will be voted in favor of the election of nominees for directors listed under the caption “Election of Directors” and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for 2005. Management does not know of any other business to be brought before the Meeting not described herein, but it is intended that as to such other business properly brought before the Meeting, a vote may be cast pursuant to the proxy in accordance with the judgment of the proxies appointed thereunder. This proxy statement and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 1, 2005.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by: (i) giving written notice of such revocation to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; (ii) executing and delivering a proxy bearing a later date to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; or (iii) attending the Meeting and voting in person.

Only holders of record of issued and outstanding shares of $1.00 par value per share common stock of the Company (“Common Stock”) as of March 18, 2005 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 21,309,539 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon.

ANNUAL REPORT

The Annual Report to Shareholders of the Company, which includes a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including financial statements, is being provided with this proxy statement.

EXPENSES OF SOLICITATION

The costs of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone or personal interview. No contract or arrangement exists for engaging specially-paid employees or solicitors in connection with the solicitation of proxies for the Meeting. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company will reimburse them for their expenses in so doing.

VOTE REQUIRED

A majority of the outstanding shares of Common Stock must be present in person or by proxy at the Meeting in order to have the quorum necessary to transact business. Abstentions and broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied. Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at a meeting at which a quorum is present. In order for shareholders to approve all other matters to be presented at the Meeting, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. Abstentions and non-votes will not count as votes for or against any proposal as to which there is an abstention or non-vote. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
1. ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATIONS
2. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER BUSINESS
SHAREHOLDER PROPOSALS

1. ELECTION OF DIRECTORS

One of the purposes of the Meeting is to elect eleven directors to serve until the next annual meeting of the shareholders and until their successors have been elected and qualified or until their earlier resignation or removal. In the event any of the nominees should be unavailable to serve as a director, which contingency is not presently anticipated, proxies will be voted for the election of such other persons as may be designated by the present Board of Directors.

All of the nominees for election to the Board of Directors are currently directors of the Company.

The following information is set forth with respect to the eleven nominees for director to be elected at the Meeting:

Name	Age	Position with the Company

J. Mack Robinson	81	Chairman of the Board
Hilton H. Howell, Jr.	43	Director, President and Chief Executive Officer
Edward E. Elson	71	Director
Harold K. Fischer	72	Director
Samuel E. Hudgins	76	Director
D. Raymond Riddle	71	Director
Harriett J. Robinson	74	Director
Scott G. Thompson	60	Director
Mark C. West	45	Director
William H. Whaley, M.D.	65	Director
Dom H. Wyant	78	Director

Mr. Robinson has served as Director and Chairman of the Board since 1974 and served as President and Chief Executive Officer of the Company from September 1988 to May 1995. In addition, Mr. Robinson is also a Director of Bull Run Corporation and Gray Television, Inc.

Mr. Howell has been President and Chief Executive Officer of the Company since May 1995, and prior thereto served as Executive Vice President of the Company from October 1992 to May 1995. He has been a Director of the Company since October 1992. Mr. Howell is the son-in-law of Mr. and Mrs. Robinson. He is also a Director of Bull Run Corporation and Gray Television, Inc.

Mr. Elson is the former Ambassador of the United States of America to the Kingdom of Denmark, serving from 1993 through 1998. He has been a Director of the Company since October 1998, and previously served as a Director from 1986 to 1993.

Mr. Fischer is the retired President of Association Casualty Insurance Company and Association Risk Management General Agency, Inc., subsidiaries of the Company, which he served from 1984 through June 2001. He has been a Director of the Company since the Company acquired those two subsidiaries in July 1999.

Mr. Hudgins has been an independent consultant since September 1997 and was a Principal in Percival, Hudgins & Company, LLC, an investment bank, from April 1992 to September 1997. He has been a Director of the Company since 1986.

Mr. Riddle is the retired Chairman and Chief Executive Officer of National Service Industries, Inc., a diversified holding company, a position he held from September 1994 to February 1996, and prior thereto served as the President and Chief Executive Officer of National Service Industries, Inc. since January 1993. Prior thereto, he was President of Wachovia Bank of Georgia, N.A., the President of Wachovia Corporation of Georgia and Executive Vice President of Wachovia Corporation. He has been a Director of the Company since 1976, and also serves as a Director of AMC, Inc., AGL Resources, Inc. and Equifax Inc.

Mrs. Robinson, the wife of J. Mack Robinson, has been a Director of the Company since 1989. She is also a Director of Gray Television, Inc.

Mr. Thompson has been the President and Chief Executive Officer of American Southern Insurance Company, a subsidiary of the Company, since 2004; prior thereto he was the President and Chief Financial Officer since 1984. He has been a Director of the Company since February 1996.

Mr. West has been the Chairman and Chief Executive Officer of The Genoa Companies since 1990. He has been a Director of the Company since July 1997.

Dr. Whaley has been a physician in private practice for more than the past five years. He has been a Director of the Company since July 1992.

Mr. Wyant is a retired partner of the law firm of Jones Day, which serves as counsel to the Company. He served as a Partner with that firm from 1989 through 1994, and as Of Counsel from 1995 through 1997. He has been a Director of the Company since 1985.

The Board of Directors recommends a vote FOR the election of each of the nominees for Director.

Committees of The Board of Directors

As a result of the level of beneficial ownership of our Common Stock by J. Mack Robinson, one of our director nominees and currently our Chairman of the Board, and his affiliates, the Company meets the definition of “controlled company” as defined pursuant to Rule 4350(c)(5) of the National Association of Securities Dealers, Inc. Marketplace Rules (the “NASDAQ Rules”). Accordingly, the Company is exempt from certain requirements of the NASDAQ Rules, including the requirement that a majority of its Board of Directors be independent, as defined in such rules, the requirement that director nominees be selected, or recommended for the board’s selection, by either a majority of the independent directors or a nominations committee comprised solely of independent directors, and certain requirements relating to the determination of executive officer compensation.

The Board of Directors of the Company has three standing committees: the Executive Committee, the Stock Option and Compensation Committee and the Audit Committee.

The Executive Committee is composed of Messrs. Robinson, Howell and Hudgins, and Dr. Whaley, and its function is to act in the place and stead of the Board of Directors to the extent permitted by law on matters which require Board action between meetings of the Board of Directors. The Executive Committee of the Company met or acted by written consent two times during 2004.

The Stock Option and Compensation Committee is composed of Messrs. Elson, Riddle and West and Dr. Whaley. The Stock Option and Compensation Committee’s function is to establish the number of stock options to be granted to officers and key employees and the annual salaries and bonus amounts payable to officers of the Company. The Stock Option and Compensation Committee met or acted by written consent one time during 2004.

The Audit Committee is composed of Messrs. Elson, Riddle, West and Wyant. The Board of Directors has determined that all of the members of the Audit Committee are “independent” and financially literate, as such terms are defined in the NASDAQ Rules and the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined that three of the members of the Audit Committee, Messrs. Elson, Riddle and West, each have the attributes of an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 401(h) of Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 401(h) of Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee, nor shall it affect the duties and obligations of other Audit Committee members or the Board of Directors. The Audit Committee held seven meetings in 2004.

Information regarding the functions performed by the Audit Committee and its membership during 2004 is set forth in the “Report of the Audit Committee,” included below. The Audit Committee is governed by a written charter, which was amended and restated in 2004.

Due to its status as a “controlled company,” and in part as a result of the historically small turnover of its members, the Board does not foresee the need to establish a separate nominating committee or adopt a charter to govern the nomination process. The Board of Directors has generally addressed the need to retain members and fill vacancies after discussion among current members, the members of the Executive Committee, and the Company’s management. The Board of Directors does not have any specific qualifications that have to be met by director candidates and does not have a formal process for identifying and evaluating director candidates.

Additionally, the Board of Directors does not have a formal policy with respect to the consideration of any director candidates recommended by shareholders and has determined that it is appropriate not to have such a formal policy at this time. The Board of Directors, however, will give due consideration to director candidates recommended by shareholders. Any shareholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate to the Board of Directors at the address and in the manner set forth below for communication with the Board.

The Board of Directors met or acted by written consent four times in 2004. Each of the Directors named above attended at least 75% percent of the meetings of the Board and its committees of which he or she was a member during 2004. The Company does not have a formal policy regarding Director attendance at its annual meetings, but attendance by the Directors is encouraged and expected. At the Company’s 2003 annual meeting of shareholders, eight of the Company’s directors were in attendance.

Shareholders may communicate with members of the Board of Directors by mail addressed to the full Board of Directors, a specific member of the Board of Directors or a particular committee of the Board of Directors at Atlantic American Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

Report of the Audit Committee

The Audit Committee (the “Committee”) oversees the Company’s (i) financial reports and other financial information; (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics; and (iii) auditing, accounting and financial reporting processes. The Company’s management has the primary responsibility for the financial statements and the reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2004, including a discussion of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion thereon. During 2004, the Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the items set out in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, promulgated by the Auditing Standards Board of the American Institute of Certified Public Accountants and rule 2-07 of Regulation S-X. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures received as required by Independence Standards Board Standard No.1, and considered the compatibility of nonaudit services provided to the Company by Deloitte & Touche LLP with the maintenance of the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for the 2004 audit. The Committee met with the independent auditors, with and without management present, to discuss, among other things, the results of their audit, their considerations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held four meetings during fiscal year 2004.

In performing its functions, the Audit Committee acts only in an oversight capacity. The Committee reviews the Company’s periodic reports prior to filing with the Securities and Exchange Commission and quarterly earnings announcements. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the Company’s annual financial statements as to their conformity with generally accepted accounting principles.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

D. Raymond Riddle, Audit Committee Chair
Edward E. Elson, Audit Committee Member
Mark C. West, Audit Committee Member
Dom H. Wyant, Audit Committee Member

March 30, 2005

Compensation of Directors

The Company’s policy is to pay all Directors an annual retainer fee of $12,000, to pay fees to Directors at the rate of $2,000 for each Board meeting attended and $500 for each committee meeting attended, and to reimburse Directors for actual expenses incurred in connection with attending meetings of the Board of Directors and committees of the Board. The annual retainer fee is paid $6,000 in cash, with the remainder being paid in shares of Common Stock based on the market price thereof as of the close of business on the business day immediately preceding the annual meeting. In addition, pursuant to the Company’s 2002 Incentive Plan (the “2002 Incentive Plan”), all Directors who are not employees or officers of the Company or any of its subsidiaries are entitled to receive stock options to purchase shares of Common Stock and other equity awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth Common Stock ownership information as of March 18, 2005 by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company; (ii) each director; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all of the Company’s directors and executive officers as a group.

	Amount and Nature
Name of Individual	of Beneficial		Percent
or Identity of Group	Ownership(1)		of Class

J. Mack Robinson	13,972,271	(2)	65.52%
4370 Peachtree Road, N.E. Atlanta, Georgia 30319
Harriett J. Robinson	8,546,378	(3)	40.10%
4370 Peachtree Road, N.E. Atlanta, Georgia 30319
Harold K. Fischer	1,342,553	(4)	6.30%
P.O. Box 9728 Austin, TX 78766
Hilton H. Howell, Jr.	454,521	(5)	2.11%
Edward E. Elson	17,233	(6)	*
Samuel E. Hudgins	15,233	(6)	*
D. Raymond Riddle	122,583	(7)	*
Scott G. Thompson	99,483	(8)	*
Mark C. West	147,033	(9)	*
William H. Whaley, M.D.	34,233	(10)	*
Dom H. Wyant	15,233	(6)	*
John G. Sample, Jr.	66,768	(11)	*
All Directors and Executive Officers as a Group (12 persons)	16,287,144	(12)	75.10%

* Represents less than 1% of class.

(1)	All such shares are owned beneficially and of record unless otherwise stated.

(2)	Includes: 3,414,502 shares owned by Gulf Capital Services, Ltd.; 946,702 shares owned by Delta Life Insurance Company; and 300,000 shares owned by Delta Fire & Casualty Company, all of which are companies controlled by Mr. Robinson and each of which has an address at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319; and 14,262 shares held pursuant to the Company’s 401(k) Plan. Also includes all shares held by Mr. Robinson’s wife (see note 3 below).

(3)	Harriett J. Robinson is the wife of J. Mack Robinson. Includes 7,980,248 shares held by Mrs. Robinson as trustee for her children, as to which she disclaims beneficial ownership. Also includes 3,000 shares issuable upon exercise of options exercisable within 60 days, and 6,720 shares held jointly with her grandson. Does not include shares held by Mr. Robinson (see note 2 above).

(4)	Includes 1,000 shares issuable upon exercise of options exercisable within 60 days.

(5)	Includes: 175,000 shares subject to presently exercisable stock options held by Mr. Howell; 34,368 shares held pursuant to the Company’s 401(k) Plan; 3,200 shares owned by his wife; 38,000 shares owned by his wife as custodian for their children; and 6,720 shares held in joint ownership by Mr. Howell’s son and Harriett J. Robinson, as to which he disclaims any beneficial ownership.

(6)	Includes 3,000 shares issuable upon exercise of options exercisable within 60 days.

(7)	Includes 3,000 shares issuable upon exercise of options exercisable within 60 days, and 600 shares held by Mr. Riddle’s spouse, as to which he disclaims any beneficial ownership.

(8)	Includes 76,250 shares subject to presently exercisable options.

(9)	Includes 3,000 shares issuable upon exercise of options exercisable within 60 days. Also includes 127,500 shares owned by Atlantis Capital LLP, of which Mr. West is the President of the General Partner.

(10)	Includes 3,000 shares issuable upon exercise of options exercisable within 60 days, and 6,000 shares owned by Dr. Whaley’s spouse as custodian for his daughter.

(11)	Includes: 50,000 shares subject to presently exercisable options; 6,768 shares held pursuant to the Company’s 401(k) Plan; and 10,000 deferred shares granted pursuant to the Company’s 1992 Incentive Plan.

(12)	Includes 323,250 shares issuable upon exercise of options exercisable within 60 days held by all directors and executive officers as a group. Also includes shares held pursuant to the Company’s 401(k) Plan described in notes 2, 5 and 11 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers, and any persons holding more than ten percent of a registered class of the Company’s equity securities are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company, and to furnish the Company with copies of such reports. To the Company’s knowledge, all of these filing requirements were satisfied during the year ended December 31, 2004. In making this disclosure, the Company has relied on written representations of its directors and executive officers and copies of the reports that have been filed with the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2004, 2003 and 2002 of those persons who were: (i) chief executive officer and (ii) the only other executive officers of the Company at December 31, 2004, whose salary and bonus exceeded $100,000, (the “named executive officers”):

Summary Compensation Table

							Long-Term
	Annual						Compensation
	Compensation						Awards
Name and									All Other
Principal Position	Year		Salary	Bonus	Other (1)		Stock Awards(#)		Compensation
Hilton H. Howell, Jr.	2004		$415,000	$250,000			-0-		-0-
President and CEO	2003		375,000	200,000			100,000	(2)	-0-
	2002		340,000	150,000			-0-		-0-

J. Mack Robinson	2004		170,500	75,020	$32,500	(3)	-0-		-0-
Chairman of the Board	2003		155,000	68,200	33,645	(4)	-0-		-0-
	2002		140,000	62,000	26,500	(5)	-0-		-0-

John G. Sample, Jr.	2004		330,000	123,585			-0-		-0-
Senior Vice President and CFO	2003		300,000	99,000			-0-		-0-
	2002	(5)	137,500	90,000			60,000	(6)	$45,000	(7)

(1)	Includes perquisites or other personal benefits paid to or received by the named executive officer to the extent they exceed the applicable reporting requirements.

(2)	Consists of options to purchase 100,000 shares of Common Stock.

(3)	Consists of (i) contributions to Mr. Robinson’s account under the Company’s 401(k) Plan of $6,500 in 2004; and (ii) fees paid for serving as a director of the Company and subsidiaries of $26,000 in 2004.

(4)	Consists of (i) contributions to Mr. Robinson’s account under the Company’s 401(k) Plan of $5,645 in 2003; and (ii) fees paid for serving as a director of the Company and subsidiaries of $28,000 in 2003.

(5)	Consists of (i) contributions to Mr. Robinson’s account under the Company’s 401(k) Plan of $5,500 in 2002; and (ii) fees paid for serving as a Director of the Company and subsidiaries of $21,000 in 2002.

(6)	Consists of: (i) options to purchase 50,000 shares of Common Stock; and (ii) an award of 10,000 deferred shares of Common Stock that vests in full on the fifth anniversary of the date of grant, subject to certain conditions, including the continuous employment of Mr. Sample by the Company.

(7)	Mr. Sample has been employed by the Company since July 1, 2002. In connection with the commencement of his employment, he was paid a transition allowance of $45,000.

Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values

The following table provides information related to option exercises during fiscal year 2004 and the number and value of options held by the named executive officers at December 31, 2004.

Number of Securities
			Underlying Unexercised	Value of Unexercised In-the-
	Shares		Options / SARs	Money Options / SARs
	Acquired on		at Year-End (#)	at Year-End ($)(1)
Name	Exercise (#)	Value Realized ($)	Exercisable / Unexercisable	Exercisable / Unexercisable
Hilton H. Howell, Jr.	-0-	-0-	175,000/25,000	$298,250 / $37,750
J. Mack Robinson	-0-	-0-	-0- / -0-	$0 / $0
John G. Sample, Jr.	-0-	-0-	50,000 / -0-	$55,000 / $-0-

(1)	Value is calculated on the difference between the option exercise price and the closing price for the Company’s Common Stock as reported by the Nasdaq National Market on December 31, 2004, which was $3.10, multiplied by the number of shares of Common Stock underlying the option.

Compensation Committee Interlocks and Insider Participation

During 2004, Messrs. Elson, Riddle and West, and Dr. Whaley, none of whom was, during the year or formerly, an officer or employee of the Company, were members of the Stock Option and Compensation Committee of our Board of Directors. None of the Stock Option and Compensation Committee members serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Stock Option and Compensation Committee.

Performance Graph

The graph below compares the cumulative total return to shareholders on the Common Stock for the period from December 31, 1999 through December 31, 2004, with (i) the Russell 2000 Index, (ii) the Nasdaq Insurance Index, (iii) a previously selected peer group of insurance companies (“Insurance Peer Group I”), and (iv) a revised peer group of various insurance companies (“Insurance Peer Group II”).

A number of companies originally included in Insurance Peer Group I have ceased to have their equity securities registered pursuant to the Securities Exchange Act of 1934, as described below. The Company is adopting Insurance Peer Group II because the Company believes that Insurance Peer Group II provides a more meaningful comparison for shareholders than either Insurance Peer Group I or a broad market index as it includes a larger number of companies that serve markets similar to the Company and may have similar market capitalizations to the Company.

Assumes $100 invested at the close of trading in 12/99 in Atlantic American Corporation Common Stock, the Russell 2000 Index, the Nasdaq Insurance Index, Insurance Peer Group I and Insurance Peer Group II.

Source: Value Line, Inc. and Nasdaq

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

Insurance Peer Group I includes: American Safety Insurance Company, Donegal Insurance Group J, Cotton States Life Insurance Co., National Security Group, Inc., Meadowbrook Insurance Group, Inc., and Danielson Holding Group. Insurance Peer Group I also includes Highlands Insurance Group, Inc. through the period ended December 31, 2002 and The Siebels Bruce Group Inc. through the period ended December 31, 2003. Subsequent to such dates and prior to the end of the applicable measurement periods, each of Highlands Insurance Group and The Siebels Bruce Group ceased to have equity securities registered pursuant to the Securities Exchange Act of 1934.

Insurance Peer Group II includes: American Safety Insurance Company, Donegal Insurance Group J, National Security Group, Inc., Meadowbrook Insurance Group, Inc., Horace Mann Educators Corp., Unico American Corp. and Danielson Holding Group.

Report of the Stock Option and Compensation Committee on Executive Compensation

Compensation Philosophy

The Stock Option and Compensation Committee (the “Compensation Committee”) believes that compensation of executives should be designed to motivate those persons to perform at their potential over both the short and the long term. The Compensation Committee believes that equity-based incentives can benefit the Company by increasing the retention of executives while aligning their long-term interests with those of the Company’s shareholders. Compensation determinations are primarily based on the performance of the Company and the individual executive officer during a particular year, and expectations and objectives for performance in the succeeding year. The Compensation Committee also believes that compensation packages for executives must be structured to take into account the nature and the growth of the Company’s lines of business in appropriate circumstances.

The compensation packages for the executive officers have generally consisted of three components: base salaries, cash bonuses and equity incentives.

The Compensation Committee has retained the services of an outside compensation consultant, Mellon Financial Corporation’s Human Resources & Investor Solutions group, to conduct an analysis of Atlantic American’s executive compensation levels and practices and to make recommendations related to short and long-term incentive programs. The Compensation Committee considered the input of this outside consultant in connection with the determination of cash bonuses for the executive officers relating to performance in 2004 and the determination of salary levels for such persons for 2005.

Cash Compensation. The Chairman of the Board annually reviews executive officer compensation and recommends to the Compensation Committee proposed salaries and bonuses for himself and for each of the other executive officers. Factors considered by the Chairman and the Compensation Committee are based upon the growth of the Company with regard to net income, total assets, premiums and shareholders’ equity. All of these factors were considered in establishing salary levels for each of the executive officers, as were their individual duties and the growth and effectiveness of each in performing those duties. In establishing compensation levels for the executive officers for 2004, the Compensation Committee sought to structure compensation packages that were designed both to achieve the objective of the Compensation Committee’s compensation philosophy and to be competitive with those offered by similarly situated companies. For 2004, the Chairman of the Board elected not to recommend an increase in his own salary, and the Compensation Committee did not implement an increase in his salary. The Compensation Committee did increase the base salary for the other named executive officers for 2004, having taken into consideration the factors identified above. Upon the Chairman of the Board’s recommendation, the Compensation Committee awarded cash bonuses to each of the named executive officers, including to the Chief Executive Officer as described below. The bonuses are generally determined as a percentage of the executive officer’s base salary for the succeeding fiscal year. The bonuses, which were actually paid in the first quarter of 2005, reflect an evaluation of the individual performance of the officers, as well as the performance of the Company as a whole during 2004.

Equity-Based Compensation. The Compensation Committee believes that equity-based compensation in the form of stock options or other stock awards serves to motivate executives to seek to improve the Company’s short-term and long-term prospects and to align the interests of the Company’s executives with those of its shareholders. During 2004, the Compensation Committee granted stock options to certain executives other than the named executive officers at prevailing market prices on the dates of grant. The factors used in determining the size of the individual grant were the same as those considered with respect to cash bonuses. The grants vested with respect to one-half of the shares purchasable thereunder on the date of grant with the remainder vesting in equal increments on each of the first and second anniversaries of the applicable date of grant. The vesting schedule is designed to encourage both short-term and long-term performance.

Chief Executive Officer. Mr. Howell’s compensation is generally evaluated on the same basis as the Company’s other executive officers. The Compensation Committee approved an increase of approximately 10% in Mr. Howell’s base salary for 2004, and in 2005 awarded Mr. Howell a cash bonus of $250,000 in recognition of his contributions during 2004. In 2004, the Compensation Committee did not grant any stock options to Mr. Howell.

Edward E. Elson
D. Raymond Riddle
Mark C. West
Dr. William Whaley

2. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee is required by law and applicable NASDAQ Rules to be directly responsible for the appointment, compensation and retention of the Company’s independent public accountants. The Committee has appointed Deloitte & Touche LLP (“Deloitte”) as independent public accountants for the Company for the year ending December 31, 2005. While shareholder ratification of the selection of Deloitte as the Company’s independent public accountants is not required by the Company’s By-laws or otherwise, the Board of Directors is submitting the selection of Deloitte to the shareholders for ratification. If the shareholders fail to ratify the selection, the Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Committee in its discretion may direct the appointment of a different independent public accountant at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative from Deloitte is expected to be present at the Meeting and will have the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

During fiscal year 2004, Deloitte was retained to provide services in the following categories and amounts:

Audit Fees

The Company has paid or expects to pay Deloitte approximately $450,000, in the aggregate, for professional services it rendered for the audit of the Company’s consolidated financial statements and audits of subsidiary company statutory reports for the fiscal year ended December 31, 2004 and the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 31, 2004. The Company paid Deloitte $396,800, in the aggregate, for professional services it rendered for the audit of the Company’s consolidated financial statements and audits of subsidiary company statutory reports for the fiscal year ended December 31, 2003 and the reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q filed during the fiscal year ended December 31, 2003.

Audit — Related Fees

During the fiscal years ended December 31, 2004, and December 31, 2003, the Company paid Deloitte $4,030 and $1,400, respectively, in the aggregate, in audit-related fees. These fees related to professional services performed in connection with Sarbanes-Oxley Act Section 404.

Tax Fees

The Company has not paid nor expects to pay Deloitte for tax services rendered during the fiscal year ended December 31, 2004. During the fiscal year ended December 31, 2003, the Company paid Deloitte $6,761 for tax services consisting of consultations on various tax matters.

All Other Fees

Deloitte did not provide any other category of products or services to the Company during either the fiscal year ended December 31, 2004 or the fiscal year ended December 31, 2003.

The Committee has considered whether the provision of non-audit services by Deloitte is compatible with maintaining auditor independence. All audit and non-audit services to be performed by Deloitte must be approved in advance by the Committee. Pursuant to the Committee’s Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) and as permitted by Securities and Exchange Commission rules, the Committee may delegate pre-approval authority to any of its members, provided that any service approved in this manner is reported to the full Committee at its next meeting.

The Policy provides for a general pre-approval of certain specifically enumerated services that are to be provided within specified fee levels. With respect to requests to provide specifically enumerated services not specifically pre-approved pursuant to such general grant, such requests must be submitted to the Committee by both the independent auditors and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request is consistent with Securities and Exchange Commission rules on auditor independence. Such requests must also be specific as to the nature of the proposed service, the proposed fee and any other details the Committee may request.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases space for its principal offices, as well as the principal offices of certain of its subsidiaries, in an office building located at 4370 Peachtree Road, N.E., Atlanta, Georgia, from Delta Life Insurance Company, a corporation owned by Mr. Robinson and members of his immediate family, under leases which expire at various times from July 31, 2005 to May 31, 2012. Under the terms of the leases, the Company occupies approximately 65,489 square feet of office space as well as covered parking garage facilities at an annual rental of approximately $611,000, plus a pro rata share of all real estate taxes, general maintenance, and service expenses and insurance costs with respect to the office building and other facilities. The terms of the lease are believed by management of the Company to be comparable to terms which could be obtained by the Company from unrelated parties for comparable rental property.

Effective December 31, 1995, an aggregate of $13.4 million in principal amount of 8% and 9 1/2% demand notes issued by the Company were canceled in exchange for the issuance by the Company of an aggregate of 134,000 shares of a new series of preferred stock (the “Series B Preferred Stock”), which has a stated value of $100 per share and accrues dividends at 9% per year. At December 31, 2004, the Company had accrued but unpaid dividends on the Series B Preferred Stock totaling $10,854,000. All shares of Series B Preferred Stock are owned directly or indirectly by affiliates of Mr. Robinson, Mrs. Robinson or Mr. Howell.

Effective December 29, 2000, the Company issued an aggregate of 25,000 shares of a new series of preferred stock (the “Series C Preferred Stock”), which has a stated value of $100 per share and accrues interest at 9% per year. During 2004, the Company exercised its right to redeem the 5,000 shares of Series C Preferred Stock which remained outstanding. These shares were redeemed at the redemption price specified in the terms of the Series C Preferred Stock, $100 per share, for $500,000. In 2004, an aggregate of $10,000 in dividends were paid to the holders of the Series C Preferred Stock prior to the redemption date.

In 1991, certain of the Company’s subsidiaries made loans to Leath Furniture, LLC (“Leath”), which at the time was a subsidiary of the Company. In 1996, the Company sold Leath to Gulf Capital Services, Ltd. (“Gulf Capital”). Gulf Capital is a partnership in which Mr. Robinson is the general partner and certain of his affiliates are the limited partners. The loans are secured by mortgages on certain properties owned by Leath. The loans had an outstanding principal balance of $3.0 million at December 31, 2004, bear interest at 9 1/4% per annum, are payable in monthly installments, and mature on December 1, 2016. During 2004, Leath made principal and interest payments on such notes in the aggregate amount of $439,619.

Certain of the Company’s subsidiaries have, from time to time, purchased shares in Bull Run Corporation (“Bull Run”) and Gray Television, Inc. (“Gray”), in the ordinary course of investing. Mr. Robinson and Mr. Howell are executive officers and members of the board of directors of Bull Run, Mr. Robinson is an executive officer of Gray, and each of Mr. Robinson and Mr. Howell, and Mrs. Robinson, is on the board of directors of Gray. Additionally, each of Mr. Robinson, Mrs. Robinson and Mr. Howell are beneficial owners of in excess of 5% of the voting power of both Bull Run and Gray. The value of the investments in Bull Run and Gray at the end of 2004 was $2,083,000 and $10,464,000, respectively.

The Company has entered into a consulting agreement with Dr. Whaley, pursuant to which Dr. Whaley provides certain medical consulting and advisory services to the Company’s subsidiaries. Pursuant to the agreement, Dr. Whaley receives $10,000 per year for such services.

The Company has entered into a consulting arrangement with Mr. Hudgins, pursuant to which Mr. Hudgins provides various financial and other consulting services to the Company. Pursuant to the agreement, Mr. Hudgins received $147,900 during 2004 for such services.

OTHER BUSINESS

Management of the Company knows of no other matters than those stated above which are to be brought before the Meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxies to vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the next annual meeting must be received by the Company no later than December 2, 2005, in order to be considered for inclusion in the proxy statement for the 2006 annual meeting of shareholders. Any such proposal should be addressed to the Company’s President and mailed to 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000. A shareholder not seeking to have his proposal included in the Company’s proxy statement, but seeking to have the proposal considered at the Company’s 2006 annual meeting of shareholders, should notify the Company in the manner set forth above of his proposal no later than February 15, 2006. In accordance with the rules of the Securities and Exchange Commission, if the shareholder has not given such notice to the Company by February 15, 2006, the persons appointed as proxies for the 2006 annual meeting of shareholders may exercise discretionary authority to vote on any such shareholder proposal.

PROXY

ATLANTIC AMERICAN CORPORATION

4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3000

Proxy Solicitation on Behalf of the Board of Directors of
the Company for the Annual Meeting of Shareholders to be Held on May 3, 2005

The undersigned hereby appoints J. Mack Robinson and Hilton H. Howell, Jr., or either one of them, as proxies with full power of substitution and resubstitution, to vote on the undersigned’s behalf at the Annual Meeting of Shareholders of Atlantic American Corporation, to be held at 9:00 A.M., Eastern Time, on May 3, 2005, in the offices of the Company, 4370 Peachtree Road, N.E., Atlanta, Georgia and at all adjournments or postponements thereof, upon all business as may properly come before the meeting, including the business described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged.

PROXIES WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS INDICATED BELOW. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

1.	Election Of Directors:

	NOMINEES:

1.	J. Mack Robinson	5.	Samuel E. Hudgins	9.	Mark C. West
2.	Hilton H. Howell, Jr.	6.	D. Raymond Riddle	10.	William H. Whaley, M.D.
3.	Edward E. Elson	7.	Harriett J. Robinson	11.	Dom H. Wyant
4.	Harold K. Fischer	8.	Scott G. Thompson

FOR	WITHHOLD AUTHORITY
for all nominees

For, except vote withheld from the following nominee(s):

2.	To ratify the appointment of Deloitte & Touche LLP.

     FOR                 AGAINST                 ABSTAIN

Dated:	, 2005

Signature

Signature

Sign exactly as your name(s) appears at left. Give full title of executor, administrator, trustee, guardian, etc. Joint owners should each sign personally.